Exhibit 99.1

NEWS RELEASE

GRAY ANNOUNCES FCC SPECTRUM AUCTION PROCEEDS

Atlanta, Georgia – February 6, 2017. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that it anticipates receiving $ 90,824,000 in proceeds resulting from the Federal Communication Commission’s recently completed reverse auction for broadcast spectrum.

The anticipated proceeds reflect the FCC’s acceptance of one or more bids placed by Gray during the auction to modify and/or surrender spectrum used by certain of our television stations. Significantly, the actions necessary to receive the proceeds will not lead to job losses and otherwise are not expected to produce any material change in operations or results for Gray or for any individual market in which we operate. We will announce the affected station(s) at a later date.

We anticipate that the proceeds will be received by Gray in the second or third quarter of 2017. At this time, the Company has not made a decision on how to allocate this additional capital. Due to prior planning in connection with our recently completed acquisitions, we anticipate that we will be able to defer any associated taxes on a long-term basis.

Cautionary Statements Regarding Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs about future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of this date. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at the SEC’s website at www.sec.gov.

About Gray:

Gray owns and/or operates 100 television stations across 54 television markets that collectively broadcast over 200 program streams including 101 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network.  Our portfolio includes the number-one and/or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 10.1 percent of total United States television households.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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